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                                                                    EXHIBIT 99.4

                                                                  EXECUTION COPY

                              AMENDED AND RESTATED
                       CONSTRUCTION CONTRACT UNDERTAKING

                                       by

                               TECO ENERGY, INC.,
         a corporation organized and existing under the laws of Florida as TECO

                                  in favor of

                            PANDA GILA RIVER, L.P.,
                         a Delaware limited partnership
                                  as Borrower

                                      and

                                CITIBANK, N.A.,
                         as Administrative Agent under
                    the Gila River Project Credit Agreement

                             dated as of May 14, 2002

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                              AMENDED AND RESTATED
                       CONSTRUCTION CONTRACT UNDERTAKING

    THIS AMENDED AND RESTATED CONSTRUCTION CONTRACT UNDERTAKING, dated as of
May 14, 2002 (as amended, supplemented or otherwise modified from time to time, this "Undertaking"), made by TECO ENERGY, INC., a corporation organized and existing under the laws of Florida ("TECO"), in favor of PANDA GILA RIVER, L.P., a Delaware limited partnership ("Borrower") and CITIBANK, N.A., as administrative agent for the Banks under the Credit Agreement described below ("Administrative Agent" and, together with Borrower, the "Beneficiaries").

                                    RECITALS

    A. Pursuant to the Gila River Project Credit Agreement, dated as of May 31, 2001 (as amended, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among Borrower, LC Bank, the Banks and Administrative Agent, the Banks have agreed to provide Loans and issue Letters of Credit in the amounts specified and on the terms and subject to the conditions set forth therein to fund a portion of the costs associated with Borrower's construction of the Project.

    B. Pursuant to the Original Construction Contract, Original Contractor agreed to provide certain design, engineering, procurement, construction, start-up and testing services with respect to the Project at a price and on the terms and subject to the conditions set forth therein.

    C. Pursuant to that certain Construction Contract Undertaking, dated as of January 16, 2002 (the "Original undertaking"), by TECO in favor of the Beneficiaries, TECO undertook to support certain of the obligations of Original Contractor under the Original Construction Contract.

    D. Borrower intends to terminate the Original Construction Contract and replace it with the Construction Contract to be entered into by Borrower and Contractor concurrently with such termination.

    E. Administrative Agent and the Banks have agreed to approve and or make certain additional amendments to the Operative Documents to give effect to such termination and the entering into by Borrower of the Construction Contract on the condition that TECO amend and restate the Original Undertaking as provided herein.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the premises and to induce the Banks to continue to provide Loans and issue the Letters of Credit pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TECO hereby agrees, effective on and after the Effective Date (under, and as defined in, the Construction Contract), as follows:

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                                   ARTICLE I
                                  DEFINITIONS.

    Unless the context shall otherwise require, capitalized terms used but not defined herein (including the Recitals) are used as defined in the Credit Agreement and, except as otherwise expressly provided, the Rules of Interpretation set forth in Exhibit A to the Credit Agreement shall apply to this Undertaking. In addition, unless the context shall otherwise require, as used herein the following terms shall have the following meanings:

         "Actual Construction Cost" means the aggregate amounts required to be paid to Original Contractor, Contractor, Subcontractors and other Persons (i) to complete the work required by Original Contractor under the Original Construction Contract and Contractor under the Construction Contract, (ii) to provide oversight and auditing of Original Contractor and Contractor in addition to that contemplated in the original Project Budget or (iii) in connection with the preparation and execution of the First Amendment to Credit Agreement and Second Amendment to Credit Agreement. The amounts paid as Actual Construction Cost shall include, and be limited to: (i) any amounts which have been paid or which may be owed to Original Contractor, Contractor or any Subcontractor for completion of the work required by Original Contractor under the Original Construction Contract and the Contractor under the Construction Contract; (ii) reasonable costs paid to the Independent Engineer to monitor the work performed under the Original Construction Contract and under the Construction Contract;
(iii) reasonable costs of personnel to provide management and engineering oversight of the work performed under the Original Construction Contract and under the Construction Contract; (iv) reasonable legal and accounting work required to monitor and audit work performed under the Original Construction Contract and under the Construction Contract and payments made to Original Contractor, Contractor and Subcontractors; and (v) costs to prepare and execute the First Amendment to Credit Agreement and Second Amendment to Credit Agreement.

         "Base Amount" means $918,124,674.

         "Capitalization" means, as to TECO, the sum of Total Debt and Consolidated Shareholders Equity, in each case, as at the date of any determination thereof.

         "Capitalized Lease Obligations" means, as to any Person, all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

         "Collateral Documents" means the "Collateral Documents," referred to in the Credit Agreement and the Bridge Loan Agreement.

         "Commercial Operation" has the meaning given in the Original Construction Contract.

         "Consolidated Adjusted Interest Expense" means, for any period, the sum of Interest Expense (a) of TECO and its subsidiaries and (b) accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by TECO or any of its subsidiaries,

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but excluding any Interest Expense (i) on Non-Recourse Indebtedness; and (ii)
on Indebtedness of a Person before the date (A)it becomes a subsidiary of TECO,
(B)it is merged or consolidated with TECO or (C) a subsidiary of TECO or its assets are acquired by TECO to the extent that income or loss of such Person is excluded under the definition of Consolidated Adjusted Net Income, each determined for such period on a consolidated basis in accordance with GAAP.

         "Consolidated Adjusted Net Income" means, for any period, the net income or loss of TECO and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP (and before giving effect to any elimination of minority interests in non-wholly owned subsidiaries); provided that there shall be excluded the income or loss of any Person accrued before (a) the date it becomes a subsidiary of TECO, (b) the date it is merged into or consolidated with TECO or any subsidiary of TECO or (c) the date its assets are acquired by TECO or any subsidiary of TECO, other than amounts of income accrued before such date which are actually paid as dividends after such date.

         "Consolidated EBITDA" means, for any period, Consolidated Adjusted Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Adjusted Net Income, the sum of (i) Consolidated Adjusted Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any extraordinary non-cash charges for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Adjusted Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

         "Consolidated Shareholders Equity" means, as of the date of any determination, the consolidated tangible net worth of TECO and its subsidiaries, and including amounts attributable to (a) junior subordinated debentures; provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures; and (b) preferred stock to the extent excluded from Total Debt, minus the value of minority interests in any of TECO's subsidiaries, and disregarding unearned compensation associated with TECO's employee stock ownership plan or other benefit plans, foreign currency translation adjustments and other comprehensive income adjustments, all determined in accordance with GAAP.

         "Construction Contract" means that certain Cost Reimbursable Plus Fixed Fee Engineering, Procurement and Construction Agreement for Combined-Cycle Generation Facility, dated as of May 14, 2002, between Borrower and Contractor.

         "Construction Contract Guaranty" means that certain Parent Guaranty, dated as of May 14, 2002, by Contractor Guarantor in favor of Borrower.

         "Contingent Obligation" means, as to any Person, any obligation of such Person guaranteeing any Indebtedness or lease obligation (each a "primary obligation") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation

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or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by TECO.

         "Contractor" means SNC-Lavalin Constructors Inc., a Delaware corporation.

         "Contractor Guarantor" means SNC-Lavalin Group, Inc., a Canadian corporation.

         "E1 Dorado Bridge Loan" has the meaning given to the term "Bridge Loan" in Exhibit A to the El Dorado Bridge Loan Agreement.

         "El Dorado Obligations" means all "Obligations" of El Dorado Borrower under, and as defined in, the El Dorado Credit Agreement.

         "El Dorado Partners" has the meaning given to the term "Partners" in Exhibit A to the El Dorado Credit Agreement.

         "El Dorado Undertaking" means the Amended and Restated Construction Contract Undertaking, dated as of May 14, 2002, by TECO in favor of El Dorado Administrative Agent and El Dorado Borrower.

         "Enron" means Enron Corp., an Oregon corporation.

         "Equity Interests" means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

         "Excluded Change Orders" means change orders referred to in Section 7.02(c)(ii) of the Construction Contract arising out of an Owner Caused Delay (as defined in the Construction Contract), but only to the extent such Owner Caused Delay (as defined in the Construction Contract) is caused by Borrower's failure to perform the obligations in connection with the Owner-Provided Work (as defined in the Construction Contract).

         "Final Acceptance" has the meaning given to such term in the Original Construction Contract.

         "First Amendment to Credit Agreement" means the First Amendment to Credit Agreement and Waiver, dated as of January 16, 2002, among Borrower, Administrative Agent (on behalf of the Banks) and LC Bank.

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         "Hedge Transactions" means transactions under any interest swap agreements, caps, collars or other interest rate hedging mechanisms.

         "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person (other than letters of credit issued to secure a financial obligation of such Person to the extent such obligation is not outstanding at the time) and all unreimbursed drafts drawn thereunder, (d) all Indebtedness of another Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under any subscription or similar agreement, (g) the discounted present value of all obligations of such Person (other than Tampa Electric) payable under agreements for the payment of a specified purchase price for the purchase and resale of power whether or not delivered or accepted, ie., take-or-pay and similar obligations, (h) any unfunded or underfunded obligation subject to the minimum funding standards of Section 412 of the Code of such Person to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained at any time, or contributed to, by such Person or any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with such Person, (i) all Contingent Obligations of such Person and (j) all obligations of such Person in respect of Hedge Transactions; provided, however, that Indebtedness shall specifically exclude accounts payable arising in the ordinary course of business.

         "Interest Expense" means, with respect to any Person, for any period, total cash interest expense of such Person payable for such period with respect to all outstanding Indebtedness of such Person, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under hedging agreements to the extent such net costs are allocable to such period in accordance with GAAP.

         "LC Issuer" means the bank or banks issuing an Undertaking Letter of Credit.

         "NEPCO EPC Cost" means the "Separated Contract Price" (as defined in the Original Construction Contract) in effect on May 14, 2002, which as of such date was equal to $896,569,168; provided, however, that such amount shall be adjusted to reflect the amount of any change order under the Construction Contract entered into in accordance with the Credit Agreement.

         "Non-Recourse Indebtedness" means Indebtedness which is not an obligation of, and is otherwise without recourse to, the assets or revenues of TECO or any subsidiary of TECO (other than the assets or revenues of TPS or any subsidiary of TPS).

         "Original Construction Contract" means, subject to the following sentence, the Amended and Restated Turnkey Engineering, Procurement and Construction Agreement for Combined-Cycle Generation Facility, dated as of February 28, 2001, between Borrower and Original Contractor, as amended and restated on April 30, 2001, and as further amended and

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clarified by (a) those certain change orders set forth on Exhibit E to the
Construction Contract, (b) those certain amendments dated November 29, 2001 and December 3, 2001, and (c) that certain clarification letter dated
January 11, 2002. References in this Undertaking to the Original Construction Contract shall refer to the Original Construction Contract (i) as if it remained in full force and effect and had not been replaced with the Construction Contract except that the Original Construction Contract shall be deemed to be amended by, and in accordance with the terms of, any change order (other than Excluded Change Orders) under the Construction Contract entered into in accordance with the Credit Agreement and (ii) as if the subcontracts and purchase orders between (or assigned to) Original Contractor, on the one hand, and Subcontractors and Vendors (each as defined in the Original Construction Contract), on the other hand, were not assigned (or reassigned) to Borrower.

         "Original Contractor" means National Energy Production Corporation, a Delaware corporation.

         "Owner Caused Delay" has the meaning given to such term in the Original Construction Contract.

         "Performance Liquidated Damages" has the meaning given to such term in the Original Construction Contract.

         "Required Final Acceptance Date" has the meaning given to such term in the Original Construction Contract.

         "Schedule Liquidated Damages" has the meaning given to such term in the Original Construction Contract.

         "Second Amendment to Credit Agreement" means the Second Amendment to Credit Agreement and Waiver, dated as of May 14, 2002, among Borrower, Administrative Agent (on behalf of the Banks) and LC Bank.

         "Significant Subsidiary" means, collectively, Tampa Electric Company, TPS and any other subsidiary of TECO formed or acquired after the Closing Date the total assets (after intercompany eliminations) of which exceed 10% of the total assets of TECO and its subsidiaries (taken as a whole).

         "Subcontractors" means Subcontractors and Vendors, each as defined in, as applicable, the Original Construction Contract or the Construction Contract.

         "Substitute Guarantor Date" means the date on which (x) an entity reasonably satisfactory to the Majority Banks enters into, or guarantees the obligations of its subsidiary which enters into, a contract with Borrower on terms reasonably acceptable to the Majority Banks providing for the performance of all of the obligations of Original Contractor under the Original Construction Contract, and (y) an entity reasonably satisfactory to the Majority Banks assumes the obligations set forth in Sections 2.l(c) and (d) of this Undertaking or the Majority Banks determine that such assumption is not necessary.

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         "Supported Obligations" has the meaning given in Section 2.l(a).

         "Taxes" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Undertaking other than any income, franchise or similar tax imposed upon or measured by the gross or net income or capital of either Beneficiary by the United States, New York State, any jurisdiction where such Beneficiary is organized and/or any other jurisdiction with the ability to levy such taxes on such Beneficiary.

         "TECO Event of Default" has the meaning given in Section 5.1.

         "TECO Material Adverse Effect" means:

              (a) a material adverse change in the business, property, results of operations, or financial condition of TECO and its Significant Subsidiaries (taken as a whole); or

              (b) any event or occurrence of whatever nature which materially and adversely changes TECO's ability to perform its obligations under this Undertaking,

    provided that a change in any Beneficiary's or any of the Beneficiary's consultant's view of the future price of electricity or gas will not constitute a TECO Material Adverse Effect.

         "TECO Subordinated Debentures" means the 8.50% Junior Subordinated Notes Due 2041, issued by TECO on December 20, 2000, in the original principal amount of $206,200,000.

         "Total Debt" means, without duplication, Indebtedness of TECO and its Significant Subsidiaries determined on a consolidated basis outstanding at the date of any determination thereof, but expressly excluding (a) Non-Recourse Indebtedness, (b) junior subordinated debentures issued by TECO; provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures, and
(c)preferred stock of TECO in an amount not to exceed 10% of TECO's Capitalization on such date.

         "Total EPC Cost" means, at any time and from time to time, $943,527,380 plus the amount of any change order under the Construction Contract entered into in accordance with the Credit Agreement.

         "Trans-Union Partners" means each of Trans-Union Interstate Pipeline I, LLC and Trans-Union Interstate Pipeline II, LLC, each a Delaware limited liability company.

         "Undertaking Letter of Credit" means one or more letters of credit as security for the Supported Obligations, which letter(s) of credit shall: (a) be in an aggregate amount at all times greater than or equal to the then-applicable Undertaking Limit plus the aggregate then-

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unfunded amount set forth on Schedule 1 attached hereto less the aggregate amount (drawn and undrawn) of the retainage letter of credit provided by TECO pursuant to Section 2.1(b)(i), or such lesser amount as is satisfactory to the Majority Banks; (b) be issued by a bank or banks who are not a party to the Credit Documents and whose long term senior unsecured indebtedness is rated at least A by S&P and A2 by Moody's and are otherwise reasonably acceptable to Administrative Agent; (c) have an initial expiration date of at least 60 days beyond the Required Final Acceptance Date (or an earlier expiration date if such Undertaking Letter of Credit permits Administrative Agent to draw thereon the full stated amount of such Undertaking Letter of Credit in the event such Undertaking Letter of Credit has not been renewed within 30 days of the then-applicable expiration date or a substitute Undertaking Letter of Credit has not then been provided); (d) not be secured by any of the Collateral; (e) allow Administrative Agent to draw upon such Undertaking Letter of Credit in the event that no agreement for a replacement Undertaking Letter of Credit has been made within 15 days after a bank providing such Undertaking Letter of Credit is downgraded below A by S&P or A2 by Moody's; and (f) have an "applicant" or "account party" other than Borrower or El Dorado Borrower.

         "Undertaking Limit" means, from time to time, the then-applicable Total EPC Cost; provided that the Undertaking Limit shall be reduced by fifty percent (50%) of one quarter of the Total EPC Cost upon achieving Commercial Operation of each Phase.

                                   ARTICLE II
                                THE UNDERTAKING.

    2.1  Undertaking.

         (a)  TECO hereby unconditionally and irrevocably:

              (i) guarantees (as primary obligor and not as surety), in favor of the Beneficiaries, the prompt performance in full of all performance (in the case of each reference to "performance" herein, to cause performance through TECO's causing another party to perform Original Contractor's performance obligations strictly in accordance with the terms of the Original Construction Contract (except as expressly set forth herein)) and payment obligations of Original Contractor strictly in accordance with the terms set forth in the Original Construction Contract (except as expressly set forth herein) (such obligations being collectively referred to herein as the "Supported Obligations");

              (ii) agrees that (A) if for any reason whatsoever Contractor shall fail, or be unable or, under the terms of the Construction Contract, is not required to perform or pay in full any of the Supported Obligations as and when required or due, TECO will promptly perform or pay the same as and when required or due without regard to any exercise or non-exercise by any Beneficiary of any right, remedy, power or privilege under or in respect of the Construction Contract, the Original Construction Contract or the Construction Contract Guaranty, and (B) in the case of any extension of time of the performance, payment or renewal of any of the Supported Obligations pursuant to the terms of the Construction Contract and, if necessary, the Credit Documents, the same will be promptly performed or paid in full when required or due in accordance with the terms of such extension or renewal, in each case, except as set forth in

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Section 2.1 (c) hereof, by expending an aggregate amount up to the then-applicable Undertaking Limit; and

              (iii) agrees that if, notwithstanding the representation and warranty set forth in Section 3.11 hereof or anything to the contrary herein, enforcement of the liability of TECO hereunder for the full amount of the Supported Obligations would be an unlawful or voidable transfer under any applicable fraudulent conveyance or fraudulent transfer law or any comparable law, then the liability of TECO hereunder shall be reduced to the highest amount for which such liability may then be enforced without giving rise to an unlawful or voidable transfer under any such law.

         (b) In fulfilling its obligations hereunder with respect to the Supported Obligations, TECO hereby irrevocably and unconditionally guarantees, promises and agrees to perform and comply with the Original Construction Contract, except that the Guaranteed Commercial Operation Date for each Phase under, and as defined in, the Original Construction Contract shall be deemed for the purposes hereof to be the corresponding date therefor set forth on Schedule 3 attached hereto (as each such date may be extended day-for-day for each day of extension (other than any extension caused by an Excluded Change Order) of the corresponding Guaranteed Commercial Operation Date of the applicable Phase under, and as defined in, the Construction Contract). The words "perform and comply with" are used in their most comprehensive sense and include without limitation (x) the payment of all costs and expenses with respect to the achievement of Final Acceptance of the Project within the time and in the manner set forth in the Original Construction Contract as if such Original Construction Contract remained in full force and effect and had not been replaced with the Construction Contract, (y) the payment, satisfaction or discharge of all Liens arising out of, or relating to, any work associated with the Original Construction Contract, the Construction Contract or any subcontracts related thereto that are or may be imposed upon or asserted against the Project and (z) the defense and indemnification of the Beneficiaries against all such Liens, whether arising from the furnishing of labor, materials, supplies or equipment, from taxes, assessments, fees or other charges, from injuries or damage to persons or property, or otherwise, in each case, except as provided in clause
(ii) below and Section 2.l(c), as and to the extent required by the terms of the Original Construction Contract as if such Original Construction Contract remained in full force and effect and had not been replaced with the Construction Contract. Without limiting the generality of the foregoing, TECO agrees:

              (i) to obtain and maintain in favor of, and deliver to, the Beneficiaries as security for the performance of its obligations hereunder a revolving letter of credit having a stated amount at all times in accordance with Schedule 2 attached hereto;

              (ii) to pay from TECO's own resources up to the then-applicable Undertaking Limit, Schedule Liquidated Damages and Performance Liquidated Damages as and when the same would have been due under the Original Construction Contract as if the Original Construction Contract had remained in full force and effect and had not been replaced by the Construction Contract except that the Guaranteed Commercial Operation Date for each Phase under, and as defined in, the Original Construction Contract shall be deemed for the purposes hereof to be the corresponding date therefor set forth on Schedule 3 attached hereto (as each such

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date may be extended day-for-day for each day of extension (other than any extension caused by an Excluded Change Order) of the corresponding Guaranteed Commercial Operation Date of the applicable Phase under, and as defined in, the Construction Contract); provided, however, that any amounts actually received by Borrower from Contractor, Contractor Guarantor, Subcontractor or any other Person, in each case in respect of schedule or delay liquidated damages or performance liquidated damages shall be deemed to have been paid by TECO pursuant to this Undertaking in respect of Schedule Liquidated Damages or Performance Liquidated Damages, respectively; provided further, however, notwithstanding the limits on Schedule Liquidated Damages set forth in Section 11.O7(c) of the Original Construction Contract applicable to Original Contractor, TECO shall be obligated to pay Schedule Liquidated Damages without regard to any such limits set forth in Section 11.07(c) of the Original Construction Contract; provided further, however, in the event that the Schedule Liquidated Damages which would be payable by Original Contractor under the Original Construction Contract or TECO pursuant to this Section 2.1(b)(ii) exceed fifteen percent (15%) of the NEPCO EPC Cost, such amounts in excess of such fifteen percent (15%) shall not be considered in determining whether the limit of twenty five percent (25%) of the NEPCO EPC Cost for Schedule Liquidated Damages and Performance Liquidated Damages, collectively, has been met; and

              (iii) to cause Final Acceptance of the Project to occur on or before the Required Final Acceptance Date in accordance with the terms of the Original Construction Contract.

         (c) TECO acknowledges and agrees that the Actual Construction Cost will exceed the Base Amount. TECO further acknowledges and agrees that: (x) Borrower shall not be liable for the difference between (i) the Actual Construction Costs (less the amount of any change orders under the Construction Contract (other than Excluded Change Orders) increasing the amount payable by Borrower entered into after May 14, 2002 in accordance with the Credit Agreement) and (ii) the sum of (A) the Base Amount plus (B) the aggregate amount of the Retainage L/C Proceeds; and (y) TECO shall be liable to pay the actual amount by which the Actual Construction Cost (less the amount of any change orders under the Construction Contract (other than Excluded Change Orders) increasing the amount payable by Borrower entered into after May 14, 2002 in accordance with the Credit Agreement) exceeds the sum of the Base Amount plus the aggregate amount of Retainage L/C Proceeds.

         (d) To implement the agreement set forth in clause (c) above, subject to the following sentence, (i) not later than the last Banking Day of each month commencing in February 2002, TECO shall be obligated to deposit into the account referred to below an aggregate amount equal to the amount set forth on Schedule 1 attached hereto corresponding to such month, (ii) at such time, if ever, as the amount by which the Actual Construction Cost (less the amount of any change orders under the Construction Contract (other than Excluded Change Orders) increasing the amount payable by Borrower entered into after May 14, 2002 in accordance with the Credit Agreement) exceeds the sum of the Base Amount plus the aggregate amount of Retainage L/C Proceeds by more than the aggregate amount set forth on Schedule 1 attached hereto, TECO shall deposit such excess amounts in the account referred to below as such excess amounts become due and payable and use the proceeds thereof to pay any remaining amounts due to Original Contractor, Contractor, Subcontractors and any other Person to which

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Actual Construction Costs are then due and owing, and (iii) at such time, if ever, that TECO provides Administrative Agent evidence, satisfactory to Administrative Agent (determination of which shall not be unreasonably withheld or delayed), that the amount by which the Actual Construction Cost (less the amount of any change orders under the Construction Contract (other than Excluded Change Orders) increasing the amount payable by Borrower entered into after May 14, 2002 in accordance with the Credit Agreement) exceeds the sum of the Base Amount plus the aggregate amount of the Retainage L/C Proceeds is less than the amounts set forth on Schedule 1 by more than $5,000,000, TECO and Administrative Agent shall amend Schedule 1 to reflect any agreed upon adjustments. Notwithstanding the immediately preceding sentence, in any month where funds are not being paid to Persons performing work included within the "Scope of Work" described in the Construction Contract, TECO's obligation to pay or deposit any amounts referred to in this Section 2.1(d) shall be deferred until such date as payments to such Persons resume, at which time TECO shall deposit all amounts deferred pursuant to this sentence into the account described below. TECO shall maintain an account with Depositary Agent into which all amounts to be paid by TECO pursuant to this Section 2.1(c) shall be deposited and with respect to which Administrative Agent shall be granted a first priority security interest. Provided no Event of Default exists, TECO shall have the right to withdraw amounts in such account and advance such amounts to Borrower to pay Original Contractor, Contractor, Subcontractors and or any other Person to which Actual Construction Costs are then due and owing as and when amounts are due such Persons. At any time an Event of Default exists, TECO shall have no rights of withdrawal with respect to such account and, in any event, Administrative Agent's only rights with respect to such account shall be to pay to Original Contractor, Contractor, Subcontractors and/or any other Person to which Actual Construction Costs are then due and owing with amounts in such account. To the extent any amounts are remaining in such account after Final Acceptance has been achieved in accordance with the terms of the Original Construction Contract, such amounts shall be paid to TECO in accordance with TECO's instructions.

         (e) Except as provided in clauses (c) and (d) of this Section 2.1, but notwithstanding any other provision of this Undertaking to the contrary, the aggregate amount expended by TECO in the performance of this Undertaking shall not exceed the then-applicable Undertaking Limit.

    2.2  Obligations Absolute and Unconditional.

         (a) The obligations of TECO hereunder are primary obligations of TECO and are an absolute, unconditional, continuing and irrevocable guaranty of payment and performance of the Supported Obligations and not of collectibility and are in no way conditioned on or contingent upon any attempt to enforce in whole or in part Original Contractor's, Contractor's or Contractor Guarantor's liabilities and obligations to the Beneficiaries. If Original Contractor or Contractor shall fail to pay or perform any of the Supported Obligations as and when they are due or required, TECO shall forthwith perform or pay such Supported Obligations (and in the case of any payment required hereunder, in immediately available funds), and each such failure by Original Contractor or Contractor to pay or perform a Supported Obligation shall give rise to a separate cause of action herewith, and separate suits may be brought hereunder as each cause of action arises.

         (b) Subject to the following sentence, the Beneficiaries may, at any time and from time to time (whether or not after revocation or termination of this Undertaking) without the consent of or notice to TECO, except such notice as may be required by applicable law which cannot be waived or any notice required hereunder, without incurring responsibility to TECO, without impairing or releasing the obligations of TECO hereunder, upon or without any terms or conditions and in whole or in part, (i) change the manner, place and terms of payment or performance or change or extend the time of such payment or performance of, renew, or alter any Supported Obligation, or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof or in any manner modify, amend or supplement the terms of the Construction Contract, any documents, instruments or agreements executed in connection therewith, and the undertaking herein made shall apply to the Supported Obligations, as changed, extended, renewed, modified, amended, supplemented or altered in any manner; (ii) exercise or refrain from exercising any rights against Original Contractor, Contractor, Contractor Guarantor or others (including TECO) or otherwise act or refrain from acting; (iii) add or release any other guarantor from its obligations without affecting or impairing the obligations of TECO hereunder; (iv) settle or compromise any Supported Obligations and/or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to the Beneficiaries or others; (v) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property by whomsoever pledged or mortgaged to secure or howsoever securing the Supported Obligations or any liabilities or obligations (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof and/or any offset thereagainst; (vi) apply any sums by whomsoever paid or howsoever realized to any obligations and liabilities of Original Contractor, Contractor or Contractor Guarantor to the Beneficiaries under the Original Construction Contract, the Construction Contract or the Construction Contract Guaranty in the manner provided therein regardless of what obligations and liabilities remain unpaid; (vii) consent to or waive any breach of, or any act, omission or default under, the Original Construction Contract or the Construction Contract; and/or (viii) act or fail to act in any manner referred to in this Undertaking which may deprive TECO of its right to subrogation against Original Contractor, Contractor, Contractor Guarantor or any other Person to recover full indemnity for any payments made pursuant to this Undertaking or of its right of contribution against any other party. Notwithstanding any provision of this Undertaking to the contrary, no amendment to or modification of the Construction Contract resulting from the Banks', or any agent acting on behalf of, or transferee of, the Banks acting as Owner under, and as defined in, the Construction Contract (to the exclusion of TECO) pursuant to remedies provided in the Credit Documents shall affect or modify the Support Obligations in any manner without the prior written consent of TECO.

         (c) No invalidity, irregularity or unenforceability of the Supported Obligations or invalidity, irregularity, unenforceability or nonperfection of any collateral therefor, shall affect, impair, or be a defense to this Undertaking, which is a primary obligation of TECO.

         (d) This is a continuing Undertaking and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. In the event that, notwithstanding the provisions of Section 2.2(a) hereof, this Undertaking shall be deemed revocable in accordance with applicable law, then to the extent permitted by applicable law any such revocation shall become effective only upon receipt by the Beneficiaries of written notice of revocation signed by TECO. To the extent permitted by applicable law, no revocation or termination hereof shall affect in any manner rights arising under this Undertaking with respect to Supported Obligations arising prior to receipt by the Beneficiaries of written notice of such revocation or termination and the sole effect of revocation and termination hereof shall be to exclude from this Undertaking Supported Obligations thereafter arising which are unconnected with Supported Obligations theretofore arising or transactions theretofore entered into.

         (e) Except as otherwise provided by law or by the terms of the Original Construction Contract (as if such Original Construction Contract had remained in full force and effect and had not been replaced by the Construction Contract), each payment to be made by TECO to, or on behalf of, the Beneficiaries hereunder shall be made without deduction or withholding for or on account of Taxes. If such deduction or withholding is so required, TECO shall, upon notice thereof from any Beneficiary, (i) pay the amount required to be deducted or withheld to the appropriate authorities before penalties attach thereto or interest accrues thereon (including deductions from amounts payable under this Section 2.2(e)), (ii) on or before the 30th day after payment of such amount, forward to such Beneficiary an official receipt evidencing such payment (or a certified copy thereof), and (iii) in the case of any such deduction or withholding, forthwith pay to such Beneficiary such additional amount as may be necessary to ensure that the net amount actually received by such Beneficiary, free and clear of such Taxes, including any Taxes on such additional amount, is equal to the amount that such Beneficiary would have received had there been no such deduction or withholding.

    2.3  Waiver.

         (a) Subject to Section 2.3(b) and the last sentence of Section 2.2(b), to the extent permitted by applicable law, TECO hereby unconditionally and irrevocably waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including (i) any right to require the Beneficiaries to proceed against Original Contractor, Contractor, Contractor Guarantor or any other Person or to proceed against or exhaust any security held by the Beneficiaries at any time or to pursue any other remedy in any Beneficiary's power before proceeding against TECO, (ii) any defense that may arise by reason of the incapacity, lack of power or authority, dissolution, merger, bankruptcy, termination or disability of Original Contractor, Contractor, Contractor Guarantor or any other Person or the failure of any Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of Original Contractor, Contractor, Contractor Guarantor or any other Person, (iii) promptness, diligence, demand, presentment, protest and notice of any kind (other than notices required hereunder or under the Construction Contract or under the Credit Documents), including notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Original Contractor, Contractor, Contractor Guarantor Beneficiary, any endorser or creditor of Original Contractor, Contractor, Contractor Guarantor or TECO or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Beneficiaries in connection with any Supported Obligations, (iv) any defense based upon an election of remedies by the Beneficiaries, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of TECO, the right of TECO to proceed against Original Contractor, Contractor or Contractor Guarantor for reimbursement, or both, (v) any defense based on any offset against any amounts which may be owed by any Person to TECO for any reason whatsoever, (vi) any defense based on any act, failure to act, delay or omission whatsoever on the part of Borrower, Original Contractor, Contractor, Contractor Guarantor or the failure by Borrower, Original Contractor, Contractor or Contractor Guarantor to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Original Construction Contract, the Construction Contract, the Construction Contract Guaranty or the Credit Documents, (vii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (viii) any defense, setoff or counterclaim which may at any time be available to or asserted by Borrower, Original Contractor, Contractor or Contractor Guarantor against the Beneficiaries or any other Person under the Original Construction Contract, the Construction Contract, the Construction Contract Guaranty, the Credit Agreement or any other Credit Document (other than, subject to Section 6.14, defense of payment of the applicable amounts), (ix) any duty on the part of the Beneficiaries to disclose to TECO any facts the Beneficiaries may now or hereafter know about Original Contractor, Contractor or Contractor Guarantor, regardless of whether the Beneficiaries have reason to believe that any such facts materially increase the risk beyond that which TECO intends to assume, or have reason to believe that such facts are unknown to TECO, or have a reasonable opportunity to communicate such facts to TECO, since TECO acknowledges that TECO is fully responsible for being and keeping informed of the financial condition of Original Contractor, Contractor and Contractor Guarantor and of all circumstances bearing on the risk of non-payment of any obligations and liabilities hereby guaranteed, (x) any defense arising because of any Beneficiary's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code, (xi) any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code and (xii) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Beneficiaries that might otherwise constitute a defense available to, or discharge of, any guarantor or surety (other than, subject to Section 6.14, defense of payment of the applicable amounts).

         (b) Notwithstanding any provision of this Undertaking to the contrary but subject to the following sentence, TECO shall be entitled to assert the defense that payment or performance is not then due and owing in accordance with the terms of the Original Construction Contract (as if such Original Construction Contract remained in full force and effect and had not been replaced with the Construction Contract). TECO hereby agrees not to assert or take advantage of and waives all rights hereunder with respect to any Owner Caused Delay except to the extent the same actually and demonstrably result directly (i) from a breach by third parties of their obligations under Project Documents or (ii) from "force majeure events" affecting such Persons (other than claims of force majeure events by Persons arising out of Borrower's or Contractor's acts or failure to act) or (iii) from the Banks, or any agent acting on behalf of, or transferee of, the Banks acting as Owner under, and as defined in, the Construction Contract (to the exclusion of TECO) pursuant to remedies provided in the Credit Documents.

    2.4 Subrogation. For so long as this Undertaking or the El Dorado Undertaking remains in effect, except as provided below, (a) TECO shall not exercise any right of subrogation or enforce any remedy which it or the Beneficiaries now have or may hereafter have against Contractor or Contractor Guarantor in respect of the Supported Obligations, and, except as provided below, will not claim the benefit of any rights to, or seek to participate in, any security now or hereafter held by the Beneficiaries from Contractor or Contractor Guarantor and (b) TECO shall not enforce any claim, right or remedy which TECO may now have or hereafter acquire against Contractor or Contractor Guarantor that arises hereunder, from the existence or enforcement of this Undertaking and/or from the performance by TECO hereunder, including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Beneficiaries against Contractor or Contractor Guarantor, or any security which the Beneficiaries now have or hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise; provided, however, TECO shall be entitled to receive reimbursement from Original Contractor, Contractor, Enron, Contractor Guarantor, any Subcontractor or from Borrower (in the case of Borrower, solely from funds provided by Original Contractor, Contractor, Enron, Contractor Guarantor or any Subcontractor and solely to the extent such amounts represent amounts previously paid by TECO under this Undertaking) or evidence of the right to such reimbursement (in the form of a note or other instrument), and, notwithstanding any provision of the Credit Documents or the Bridge Loan Documents to the contrary, Borrower shall be entitled to assign to TECO its rights against Original Contractor, Contractor, Enron, Contractor Guarantor or any Subcontractor, in each case solely in respect of, and to the extent such assignment relates to, amounts paid or obligations performed by TECO under this Undertaking. Subject to any such rights being assigned to TECO as referred to in the preceding sentence, nothing herein shall affect the right of Borrower to enforce any rights or claims it may have against Original Contractor, Contractor, Enron, Contractor Guarantor or any Subcontractor or to terminate the Construction Contract, in each case subject to the terms of the Credit Agreement. Notwithstanding anything to the contrary in the foregoing proviso, prior to the date on which remedies have been exercised under the Credit Documents, the consequence of which is that TECO no longer directly or indirectly owns any interest in Borrower or the Project, TECO shall not have the right to sue, claim against, institute any action against or otherwise enforce any right to seek the reimbursement described above from Borrower for amounts paid or obligations performed by TECO under this Undertaking.

    2.5 Bankruptcy. For so long as this Undertaking or the E1 Dorado Undertaking remains in effect, TECO shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Administrative Agent, commence, or join with any other Person in commencing, any bankruptcy, reorganization, or insolvency proceeding against Borrower, Contractor or Contractor Guarantor. Except as specifically contemplated herein, the obligations of TECO under this Undertaking shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of Borrower, Original Contractor, Contractor, Enron or Contractor Guarantor or by any defense which Borrower, Original Contractor, Contractor, Enron or

Contractor Guarantor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

    2.6 Actions by Administrative Agent. Except as set forth in the definition of Undertaking Letter of Credit, Sections 2.1(b)(z), 2.1(c) or 2.1(d), Article IV, Article V or Article VI of this Undertaking, Administrative Agent shall have no right to enforce any rights or remedies under this Undertaking unless and until an Event of Default shall have occurred and be continuing; provided that nothing in this Section 2.6 shall impact the rights and remedies of Collateral Agent and the Banks under the Collateral Documents. Notwithstanding anything to the contrary in this Undertaking, nothing in this Section 2.6 shall in any way affect, modify or limit the waivers and agreements of TECO set forth in Section 2.2(b), 2.2(d), 2.2(e), 2.3(a), 2.4 or 2.5 of this Undertaking regardless of whether any Event of Default exists.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES.

    TECO hereby represents and warrants that, as of the date hereof:

    3.1 Corporate Existence and Business. TECO is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary to execute, deliver and perform this Undertaking and each other document to which it is or is to become a party to complete the transactions contemplated hereby.

    3.2 Power and Authorization; Enforceable Obligations. TECO has full power and authority and the legal right to execute, deliver and perform this Undertaking and each other document to which it is or is to become a party to complete the transactions contemplated hereby and to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder. TECO has taken all necessary corporate action to authorize the execution, delivery and performance of this Undertaking and each other document to which it is or is to become a party to complete the transactions contemplated hereby. No consent or authorization of, filing with, or other act by or in respect of any other Person or Governmental Authority is required in connection with the execution, delivery or performance by TECO, or the validity or enforceability as to TECO, of this Undertaking and each other document to which it is or is to become a party to complete the transactions contemplated hereby, except such consents or authorizations or filings or other acts as have already been obtained or where the failure to obtain such consent or authorization could not reasonably be expected to have a TECO Material Adverse Effect. This Undertaking and each other document to which TECO is a party relating to the completion of the transactions contemplated hereby have been duly executed and delivered by TECO and constitute, and each other such document to which it is to become a party relating to the completion of the transactions contemplated hereby will upon execution and delivery thereof by TECO and the other parties thereto (if any) constitute, a legal, valid and binding obligation of TECO enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally and by general principles of equity.

    3.3 No Legal Bar. The execution, delivery and performance by TECO of this Undertaking and each other document to which it is or is to become a party to complete the transactions contemplated hereby and the making by TECO of any payments hereunder or under any other document to which it is a party relating to the completion of the transactions contemplated hereby will not violate any applicable law or any material contractual obligation of TECO and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of TECO pursuant to any applicable law or any such contractual obligation except, in each case, where such violation, creation or imposition could not reasonably be expected to have a TECO Material Adverse Effect.

    3.4 No Proceeding or Litigation. No litigation or proceeding of or before any Govermental Authority is pending or, to the knowledge of TECO, threatened in writing against TECO with respect to the transactions contemplated by this Undertaking or any other document to which TECO is or is to become a party relating to the completion of the transactions contemplated hereby, except where such litigation or proceeding could not reasonably be expected to have a TECO Material Adverse Effect.

    3.5 Governmental Approvals. All governmental authorizations and actions necessary in connection with the execution and delivery by TECO of this Undertaking and the performance of its obligations hereunder have been obtained or performed and remain valid and in full force and effect.

    3.6 Financial Statements. All quarterly and annual financial statements of TECO and its Significant Subsidiaries heretofore delivered by TECO to Administrative Agent were true, correct and complete in all material respects, did not fail to disclose any material liabilities, whether direct or contingent, and fairly presented in all material respects the financial condition of TECO or such Significant Subsidiary, as the case may be, in each case as of the date delivered and were prepared in accordance with GAAP. Since the date of the most recent such financial statements, there has been no material adverse change in the business, operations, property, assets or financial condition of TECO or its Significant Subsidiaries taken as a whole.

    3.7 True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by TECO or its representatives in writing to Administrative Agent or any Bank for purposes of or in connection with this Undertaking or any transaction contemplated herein was true and accurate in all material respects on the date as of which such information was dated or certified and at such date did not omit to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The information referred to in the immediately preceding sentence furnished to Administrative Agent or any Bank on or prior to the date hereof, taken as a whole, as updated or supplemented from time to time, is true and correct in all material respects as of the date hereof, and as of the date hereof all such information does not omit to state any fact which could reasonably be expected to have a TECO Material Adverse Effect.

    3.8 Investment Company Act. TECO is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended and is exempt from regulation under PUHCA and the Federal Power Act.

    3.9 Compliance with Law. There is no violation by TECO or any Significant Subsidiary of any Governmental Rule which could reasonably be expected to have a TECO Material Adverse Effect. Except as have been delivered to Administrative Agent, no notices of violation of any Governmental Rule relating to the Project or the Site have been issued, entered or received by TECO.

    3.10 ERISA. TECO and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Assuming that the credit extended hereunder does not involve the assets of any employee benefit plan subject to ERISA, neither the execution of this Undertaking nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

    3.11 Adequate Financial Means. (a) TECO is not, and will not as a result of the execution and delivery of this Undertaking, be rendered insolvent, (b) TECO does not intend to incur, or believe it is incurring, obligations beyond its ability to pay, (c) TECO is not executing this Undertaking with any intention to hinder, delay or defraud any present or future creditor or creditors of TECO and
(d) TECO's property remaining after the delivery and performance of this Undertaking will not constitute unreasonably small capital.

                                   ARTICLE IV
                                   COVENANTS.

    TECO hereby covenants and agrees that:

    4.1 Existence. TECO shall, and shall cause each Significant Subsidiary to, maintain and preserve its existence in good standing in the state of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary and all material rights, privileges and franchises necessary in the normal conduct of its business.

    4.2 Consents, Legal Compliance. TECO shall maintain in full force and effect all consents of any Governmental Authority that are required to be obtained by it in order for it to perform its obligations under this Undertaking and will obtain any that may become necessary in the future.

    4.3  Prohibition of Certain Transfers.

         (a) TECO shall not, and shall not permit any Significant Subsidiary to, liquidate or dissolve, or combine, consolidate or merge with or into another Person; except that TECO or any Significant Subsidiary may combine, consolidate or merge with another Person if (i) TECO or a Significant Subsidiary, as the case may be, is the surviving corporation of such merger, consolidation or combination; (ii) prior to such merger, consolidation or combination, and after giving effect thereto, no default under this Undertaking shall have occurred and be continuing; (iii) such merger, consolidation or combination shall not cause a violation of

Section 4.11 hereof; (iv) TECO shall have provided pro forma calculations to Administrative Agent demonstrating that, to the reasonable satisfaction of Administrative Agent, after giving effect to such merger, consolidation or combination (A) the projected ratio of Total Debt to Capitalization for the next succeeding fiscal quarter will be less than or equal to 0.65 to 1.00 and (B) the projected ratio of Consolidated EBITDA to Consolidated Adjusted Interest Expense for the next succeeding twelve months will equal or exceed 3.0 to 1.00; and (v) TECO's obligations under this Undertaking and the Beneficiaries' rights and remedies under this Undertaking shall not be diminished in any manner as a result of such merger, consolidation or combination.

         (b) Except as set forth in this Section 4.3 or sales that are in the nature of financing leases, TECO shall not, and shall not permit any Significant Subsidiary to, sell, lease, assign or otherwise transfer or dispose of, directly or indirectly, all or any substantial part of any Significant Subsidiary's property, business or assets; provided that (i) TECO or any Significant Subsidiary may sell, lease or otherwise transfer or dispose of, directly or indirectly, assets to any of TECO, any Significant Subsidiary, either Partner, either El Dorado Partner, either Trans-Union Partner, Borrower, El Dorado Borrower or Trans-Union, (ii) Tampa Electric may sell, contribute or transfer its transmission and transmission-related assets for fair value to a regional transmission organization and (iii) TPS may sell up to 30% of its assets in exchange for assets similar to those sold, or for cash so long as the proceeds of such cash sales are (x) retained by TPS or TECO in cash or equivalent short term investments (provided that TECO shall not be obligated to so maintain any such proceeds in cash or equivalent investments at any time that TECO is rated at least Baa2 by Moody's and BBB+ by S&P or Baa1 by Moody's and BBB by S&P) and reinvested within nine months of the date of such sale in assets similar to those sold or (y) applied by Borrower, on a pro-rata basis, toward (a) the prepayment of the outstanding principal amount of the Bridge Loans and the El Dorado Bridge Loans, and (b) satisfaction of TECO's then due and payable obligations under the Equity Contribution Guaranty and under that certain Equity Contribution Guaranty, dated as of May 31, 2001, by TECO in favor of El Dorado Administrative Agent, and following the applications set forth in the foregoing clauses (a) and (b), pro-rata to satisfaction of all other then due and payable obligations of Borrower and El Dorado Borrower guaranteed by TECO under the Equity Guaranties and under the "Equity Guaranties" as defined in the El Dorado Credit Agreement.

         (c) Except as set forth in this Section 4.3, TECO shall not, and shall not permit any Significant Subsidiary to, mortgage, pledge or encumber all or substantially all of its assets (other than, solely in the case of TPS, pursuant to limited recourse project financing transactions entered into by TPS after the Closing Date in the ordinary course of its business), except for encumbrances listed on Schedule 4.3.

         (d) TECO shall not sell, assign or otherwise transfer, by way of collateral assignment or otherwise, or dispose of, directly or indirectly (by way of collateral assignment or otherwise) any Equity Interest in any Significant Subsidiary; provided that for fair value TECO may sell, assign or transfer up to 20% of its Equity Interests in TPS.

    4.4 Payment of Material Obligations. TECO shall, and shall cause each Significant Subsidiary to, pay all its material obligations, howsoever arising, as and when due and payable, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist;

provided that adequate reserves have been established in accordance with GAAP, and (b) trade payables which shall be paid in the ordinary course of business.

    4.5 Taxes. TECO shall, and shall cause each Significant Subsidiary to, file all tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to it; provided that TECO or any Significant Subsidiary may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Person is in good faith contesting the same, so long as (a) adequate reserves have been established in accordance with GAAP, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to have a TECO Material Adverse Effect, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest.

    4.6 Maintenance of Property, Insurance. TECO shall, and shall cause each Significant Subsidiary to, (a) keep all property useful and necessary in its business in good working order and condition except where the failure to so maintain could not reasonably be expected to have a TECO Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are in accordance with normal industry practice, or make provisions reasonably satisfactory to Administrative Agent for self-insurance, and (c) furnish to Administrative Agent, upon written request, full information as to the insurance carried.

    4.7 Compliance with Laws, Instruments, Etc. TECO shall, and shall cause each Significant Subsidiary to, promptly comply, or cause compliance, with all Governmental Rules, except where the failure to comply could not reasonably be expected to have a TECO Material Adverse Effect, including Governmental Rules relating to pollution control, environmental protection, equal employment opportunity or employee benefit plans, ERISA Plans and employee safety.

    4.8 No Change in Business. TECO shall maintain a substantial part of its business in the power industry and businesses reasonably related thereto and TECO shall cause each Significant Subsidiary to maintain as a substantial part of its business the general type of business now conducted by such Significant Subsidiary.

    4.9 Financial Statements. Unless the Beneficiaries otherwise consent, deliver or cause to be delivered to the Beneficiaries, in form and detail reasonably satisfactory to the Beneficiaries:

         (a) As soon as practicable and in any event within 60 days after the end of the first, second and third quarterly accounting periods of its fiscal year, an unaudited consolidated balance sheet of TECO and its consolidated subsidiaries as of the last day of such quarterly period and the related statements of income, cash flow, and partners' capital (where applicable) for such quarterly period and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year; and

         (b) As soon as practicable and in any event within 120 days after the close of each applicable fiscal year, audited consolidated financial statements of TECO and its consolidated subsidiaries. Such financial statements shall include a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts and a statement of cash flow, all prepared in accordance with GAAP, certified by an independent certified public accountant selected by TECO. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of TECO.

         (c) Each time the financial statements are delivered under Sections 4.9(a) and (b), deliver, along with such financial statements, a certificate signed by a Responsible Officer of TECO (i) setting forth reasonably detailed calculations demonstrating compliance with Sections 4.12(a) and (b) and including a schedule describing all Contingent Obligations of TECO, and (ii) certifying that (A) such Responsible Officer has made or caused to be made a review of the transactions and financial condition of TECO during the relevant fiscal period and that, to such Responsible Officer's knowledge, TECO is in compliance with all applicable material provisions of this Undertaking and each Credit Document to which TECO is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which TECO has taken or proposes to take with respect thereto, and (B) such financial statements are true and correct in all material respects and that no material adverse change in the consolidated assets, liabilities, operations, or financial condition of TECO has occurred since the date of the immediately preceding financial statements provided to the Beneficiaries or, if a material adverse change has occurred, the nature of such change.

         (d) As long as TECO is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, a copy of its report on Form 10-K shall satisfy the requirements of Section 4.9(a) and a copy of TECO's report on Form 10-Q shall satisfy the requirements of Section 4.9(b).

    4.10 Notices. TECO shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, deliver written notice to the Beneficiaries of:

         (a) Any litigation pending or threatened in writing against TECO or any Significant Subsidiary involving claims against TECO or such Significant Subsidiary that could reasonably be expected to have a TECO Material Adverse Effect, such notice to include copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;

         (b) Any dispute or disputes which may exist between TECO or any Significant Subsidiary and any Governmental Authority and which involve (i) claims against TECO or such Significant Subsidiary that could reasonably be expected to have a TECO Material Adverse Effect, (ii) injunctive or declaratory relief that could reasonably be expected to have a TECO Material Adverse Effect,
(iii) revocation or material modification or the like of any applicable material permit or imposition of additional material conditions with respect thereto, or (iv) any liens for any material amount of taxes due but not paid;

         (c) Any default under this Undertaking or under any other agreement with respect to any Indebtedness of TECO outstanding in an amount equal to or in excess of $50,000,000;

         (d) TECO being placed on watch or review for possible rating down-grade by S&P or Moody's;

         (e) Any negative change, from the date hereof, from the rating given to TECO's long-term senior unsecured debt by either S&P or Moody's; and

         (f) Any event or circumstance which could reasonably be expected to have a TECO Material Adverse Effect.

    4.11 Maintenance of Ratings. If TECO's long term unsecured indebtedness is not rated at least (a) BBB- by S&P and Baa2 by Moody's or (b) BBB by S&P and Baa3 by Moody's, TECO shall, within 15 days following such downgrade, (x) cause the LC Issuer to issue the Undertaking Letter of Credit, naming Administrative Agent as beneficiary and (y) in the event the Undertaking Letter of Credit shall have been issued in accordance with clause (x) of this Section 4.11, secure a replacement Undertaking Letter of Credit within 15 days after the LC Issuer's long term unsecured indebtedness is rated below A by S&P or below A2 by Moody's, or the rating on such indebtedness is removed altogether.

    4.12 Financial Covenants. TECO shall comply with the following covenants as of the last day of each fiscal quarter:

         (a) The ratio of Total Debt to Capitalization, for the fiscal quarter then ended, shall be less than or equal to 0.65 to 1.00; and

         (b) The ratio of Consolidated EBITDA to Consolidated Adjusted Interest Expense, for the twelve months then ended, shall equal or exceed 3.0 to 1.0.

                                   ARTICLE V
                               EVENTS OF DEFAULT

    5.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (a "TECO Event of Default") hereunder:

         (a) Debt Cross Default. (i) TECO or any Significant Subsidiary shall default for a period beyond any applicable grace period in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit (other than trade payables) and the outstanding amount or amounts payable under all such agreements equals or exceeds $50,000,000 or (ii) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which TECO or any Significant Subsidiary has outstanding indebtedness for borrowed money of $10,000,000 or more and, in the case of this clause (ii), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Governmental Rule.

         (b) Bankruptcy; Insolvency. TECO or any Significant Subsidiary shall become subject to a Bankruptcy Event.

         (c) Misstatements; Omissions. Any representation or warranty of TECO set forth in this Undertaking shall be untrue or misleading in any material respect as of the time made and such untrue or misleading representation or warranty (i) is having or could reasonably be expected to result in a TECO Material Adverse Effect and (ii) shall remain unremedied by TECO for a period of 30 days after the earlier of the date that TECO becomes aware thereof or receives written notice thereof from Beneficiary.

         (d) Breach of Terms of Agreement. TECO shall fail to perform or observe any of the covenants set forth in this Undertaking and (except with respect to any covenants set forth in Section 2.l(c), 2.l(d), 4.1 (with respect to its obligation to maintain its existence), 4.3, 4.8, 4.11 or 4.12) such failure shall continue unremedied for 30 days after TECO becomes aware thereof or receives written notice with respect thereto from either Beneficiary.

         (e) Judgments. A final judgment or judgments shall be entered against TECO or any Significant Subsidiary in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (i) a judgment which is fully discharged within 30 days after its entry, or (ii) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a TECO Material Adverse Effect.

         (f) Change in Control. Without the consent of the Majority Banks, TECO shall cease to directly or indirectly own and control at least 80% of (i) the economic interests and (ii) the voting interests (whether by committee, contract or otherwise) in TPS.

                                   ARTICLE VI
                                 MISCELLANEOUS.

    6.1  Successions or Assignments.

         (a) This Undertaking shall inure to the benefit of the successors or assigns of the Beneficiaries who shall have, to the extent of their interest, the rights of the Beneficiaries hereunder.

         (b) This Undertaking is binding upon TECO and its successors or permitted assigns; provided that TECO is not entitled to assign its obligations hereunder to any other person without the prior written consent of each Beneficiary and any purported assignment in violation of this provision shall be void.

    6.2  Waivers.

         (a) No delay on the part of any Beneficiary in exercising any of its rights (including those hereunder) and no partial or single exercise thereof and no action or non-action by any Beneficiary, with or without notice to TECO or anyone else, shall constitute a waiver of any rights or shall affect or impair this Undertaking.

         (b) BORROWER, ADMINISTRATIVE AGENT AND TECO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS UNDERTAKING OR ANY DOCUMENT ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL, OR WRITTEN), OR ACTIONS OF BORROWER, ADMINISTRATIVE AGENT OR TECO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER AND ADMINISTRATIVE AGENT TO ACCEPT THIS UNDERTAKING.

    6.3 Interpretation. The section headings in this Undertaking are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.

    6.4 Remedies Cumulative. Each and every right and remedy of the Beneficiaries hereunder shall be cumulative and shall be in addition to any other right or remedy given hereunder or under any Credit Document, or now or hereafter existing at law or in equity.

    6.5 Severability. Any provision of this Undertaking that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    6.6 Amendments. This Undertaking may be amended, waived or otherwise modified only with the written consent of all parties hereto.

    6.7 Jurisdiction. Administrative Agent, Borrower and TECO agree that any legal action or proceeding by or against TECO or with respect to or arising out of this Undertaking may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as the Beneficiaries may elect. By execution and delivery of this Undertaking, Administrative Agent, Borrower and TECO accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Administrative Agent, Borrower and TECO irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Any such process or summons in connection with any such action or proceeding may also be served by mailing a copy thereof by certified or registered mail, or any substantially similar form of mail, addressed to TECO as provided for notices hereunder. Nothing herein shall affect the right of the Beneficiaries to bring legal action or proceedings in any other competent jurisdiction. Borrower, Administrative Agent and TECO hereby waive any right to stay or dismiss any action or proceeding under or in connection with any or all of the

Project, this Undertaking or any Credit Document or any other document related hereto brought before the foregoing courts on the basis of forum non-conveniens.

    6.8 Governing Law. This Undertaking and the rights and obligations of the Beneficiaries and of TECO shall be governed by and construed in accordance with the law of the State of New York without reference to principles of conflicts of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

    6.9 Integration of Terms. This Undertaking contains the entire agreement between TECO, Administrative Agent and Borrower relating to the subject matter hereof and supersedes all oral statements and prior writings with respect hereto.

    6.10 Consent. TECO hereby acknowledges receiving copies of the Original Construction Contract, the Construction Contract, the Credit Agreement and the other Credit Documents (in each case, as amended to consummate the transactions contemplated hereby), and consents to the terms and provisions of each thereof.

    6.11 Notices.

         (a) All notices in connection with this Undertaking shall be given by notice in writing hand-delivered or sent by facsimile transmission or by electronic mail or by first class or certified mail return-receipt requested (airmail, if overseas), postage prepaid. All such notices shall be sent to the appropriate telecopier number or address, as the case may be, set forth below or to such other number or address as shall have been subsequently specified by Written notice to the other party, and shall be sent with copies, if any, as indicated below. All such notices shall be effective upon receipt.

If to TECO:                  TECO Energy, Inc.
                             702 North Franklin Street
                             Tampa, FL 33602
                             Attention: General Counsel
                             Telephone No.: (813) 228-1804
                             Telecopy No.: (813) 228-4811

If to Borrower:              Panda Gila River, L.P.
                             4100 Spring Valley Road, Suite 1001
                             Dallas, Texas 75244
                             Attention: General Counsel
                             Telephone No.: (972) 980-7159
                             Telecopy No.: (972) 980-6815

If to Administrative         Citibank, N.A.
Agent:                       388 Greenwich Street
                             20th Floor
                             New York, NY 10013
                             Attention: Lorraine Frankel

                             Tel: (212) 816-0988
                             Fax: (212) 816-0584

                             Citibank, N.A.
                             2 Penns Way, Suite 2000
                             New Castle, Delaware 19720
                             Attention: Janet Wallace
                             Tel: (302) 894-6029
                             Fax: (302) 894-6120

    6.12 Collection Expenses. Without regard to any limitation set forth in this Undertaking, if any Beneficiary is required to pursue any remedy against TECO hereunder, TECO shall pay to such Beneficiary within 30 days after demand and delivery of reasonable backup documentation, all reasonable attorneys' fees and all other costs and expenses incurred by such Beneficiary in enforcing this Undertaking.

    6.13 Termination. This Undertaking shall terminate on the earliest to occur of: (v) a Substitute Guarantor Date, (w) a Replacement Obligor for TECO executes and delivers a guaranty substantially in the form of this Undertaking and as is otherwise reasonably satisfactory to Administrative Agent, (x) indefeasible payment in full of all Obligations of Borrower under the Credit Documents, (y) indefeasible performance in full of all Supported Obligations, and (z) the payment by TECO under this Undertaking of an aggregate amount equal to the sum of the Undertaking Limit plus the amounts described in clause (c) of Section 2.1.

    6.14 Reinstatement. Notwithstanding anything to the contrary in Section 6.13, this Undertaking shall continue to be effective or be automatically reinstated, as the case may be, if and to the extent that for any reason any payment by or on behalf of Contractor in respect of the Supported Obligations is rescinded or a Beneficiary is otherwise obligated to remit any payment to any Person, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as if such payment had not been made, and TECO agrees that it will indemnify the Beneficiaries, on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Beneficiaries in connection with any such rescission or restoration.

    6.15 Counterparts. The Undertaking may be executed in one or more duplicate counterparts, and when executed and delivered by all of the parties listed below shall constitute a single binding agreement.

    6.16 Non-Recourse. Recourse to TECO under this Undertaking shall be limited to the extent provided in this Agreement and in Article 9 of the Credit Agreement.

    6.17 Limitation on Liability. Recourse against Administrative Agent, the Banks or any of their Affiliates, directors, employees, attorneys or agents under this Undertaking shall be limited to the extent provided in Section 12.13 of the Credit Agreement, which Section 12.13 is incorporated by reference herein, mutatis mutandis.

    6.18 Further Assurances. TECO shall execute and deliver any such further instruments and shall take such further actions as the Beneficiaries may at any time or times reasonably request in order to carry out the provisions and intent of this Undertaking.

    6.19 Amendment and Restatement. The Original Undertaking is hereby superceded in its entirety by this Undertaking, which has been executed in renewal, amendment, restatement and modification of, but not in extinguishment of, the obligations of TECO under the Original Undertaking. From and after the date hereof, whenever referred to in any Operative Document, the term "Undertaking" shall mean this Undertaking.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, intending to be legally bound, TECO has caused this Undertaking to be duly executed and delivered as of the day and year first above written.

                                   TECO ENERGY, INC.,
                                   a Florida corporation

                                   By: /s/ Sandra W. Callahan
                                      -----------------------------------------
                                      Name:  Sandra W. Callahan
                                      Title: Vice President - Treasury and Risk
                                             Management (Treasurer) and
                                             Assistant Secretary

                                      S-1
                    [Amended TECO Undertaking (Gila River)]

Accepted:

PANDA GILA RIVER, L.P.,
a Delaware limited partnership

By: Panda Gila River I, LLC,
    a Delaware limited liability company,
    its General Partner

    By: /s/ Bryan J. Urban
        -----------------------------------------
        Name:  Bryan J. Urban
        Title: Senior Vice President - Finance

                                      S-2
                    [Amended TECO Undertaking (Gila River)]

Accepted:

CITIBANK, N.A.,
as Administrative Agent under
the Gila River Project Credit Agreement

By: /s/ Audrey Yu
    ----------------------------------------
    Name:  Audrey Yu
    Title: Vice President

                                      S-3
                    [Amended TECO Undertaking (Gila River)]

                                                                      SCHEDULE 1

                       CONSTRUCTION CONTRACT UNDERTAKING
            BY TECO ENERGY, INC. IN FAVOR OF PANDA GILA RIVER, L.P.
                         MONTHLY UNDERTAKING OBLIGATION

Jan-02           $ 2,734,000
Feb-02             2,838,000
Mar-02             3,467,000
Apr-02             3,358,000
May-02             3,728,000
Jun-02             3,194,000
Jul-02             4,229,000
Aug-02             2,383,000
Sep-02             2,647,000
Oct-02             2,113,000
Nov-02             1,484,000
Dec-02             1,387,000
Jan-03               984,000
Feb-03               812,000
Mar-03               781,000
Apr-03               595,000
May-03               501,000
Jun-03               376,000
Jul-03               518,000
Aug-03               734,569
Sep-03                     -
                 -----------
 Total           $38,863,569*
                 ===========

--------------
*TECO acknowledges that such amount is an estimate of the amount of cost overruns as of the date of the Original Undertaking. TECO further acknowledges that: (a) as a consequence of the termination of the Original Construction Contract and the entering into of the Construction Contract, additional cost overruns are anticipated and the estimated amount of such overruns is $1,488,500 and (b) all such additional cost overruns shall be paid as provided in (c) and
(d) of Section 2.1 of the Undertaking.

--------------------------------------------------------------------------------

PROJECTED RETAINAGE LOC AMOUNTS: GILA RIVER

                       Gila River
     Date               Balance
--------------     ------------------
Upon Agreement     $      78,740,543
      07/01/02            85,597,746
      10/01/02            87,745,134
      01/01/03            89,134,619
      04/01/03            71,964,543
      07/01/03            33,834,884
      10/01/03            27,067,908
      01/01/04            20,300,931
      04/01/04                     -

Schedule assumes that that reduction events are achieved according to current construction schedule. Reduction events include mechanical completion, commercial operation, and testing of each phase and final acceptance.

Balance must be in effect on or before the first day of each calendar quarter. Thus, balances must be in effect on or before date shown.

--------------------------------------------------------------------------------

                                   SCHEDULE 3

                      GUARANTEED COMMERCIAL OPERATION DATES

                     PHASE                                          DATE
                     -----                                          ----
Phase I Guaranteed Commercial Operation Date                   April 30, 2003

Phase II Guaranteed Commercial Operation Date                  May   31, 2003

Phase III Guaranteed Commercial Operation Date                 June  30, 2003

Phase IV Guaranteed Commercial Operation Date                  August 31, 2003

                                  SCHEDULE 4.3

1. First Mortgage Indenture of Tampa Electric Company (First Mortgage on Tampa Electric assets).